                                                                 EXHIBIT 12.1

                         FDX CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Unaudited)

                                                                                                    Three Months Ended
                                                             Year Ended May 31,                         August 31,
                                         --------------------------------------------------------  ----------------------
                                            1994       1995        1996         1997      1998         1997       1998
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
                                                        (In thousands, except ratios)
Earnings:
   Income before income taxes . . . .     $540,131  $  693,564  $  702,094   $425,865 $  899,518    $284,786  $  255,348
   Add back:
      Interest expense, net of
         capitalized interest . . . .      152,170     130,923     109,249    110,080    135,696      31,484      27,380
      Amortization of debt
         issuance costs . . . . . . .        2,860       2,493       1,628      1,328      1,481         337         219
      Portion of rent expense
         representative of
         interest factor. . . . . . .      288,716     333,971     393,775    439,729    508,325     114,262     136,883
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
   Earnings as adjusted . . . . . . .     $983,877  $1,160,951  $1,206,746   $977,002 $1,545,020    $430,869  $  419,830
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
Fixed Charges:
   Interest expense, net of
      capitalized interest. . . . . .     $152,170  $  130,923  $  109,249   $110,080 $  135,696    $ 31,484  $   27,380
   Capitalized interest . . . . . . .       29,738      27,381      44,654     45,717     33,009      10,721      11,384
   Amortization of debt
      issuance costs. . . . . . . . .        2,860       2,493       1,628      1,328      1,481         337         219
   Portion of rent expense
      representative of
      interest factor.. . . . . . . .      288,716     333,971     393,775    439,729    508,325     114,262     136,883
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
                                          $473,484  $ 494,768   $  549,306   $596,854 $  678,511    $156,804  $  175,866
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
   Ratio of Earnings to Fixed Charges          2.1         2.3         2.2       1.6        2.3          2.7         2.4
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
                                         ---------- ---------- -----------  --------- -----------   --------  -----------
